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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

    CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 12, 2001 (July 8, 2001)

Anchor Gaming
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-23124 (Commission File Number)	88-0304253 (IRS Employer Identification No.)

815 Pilot Road, Suite G, Las Vegas, Nevada 89119
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (702) 896-7568

Item 5. Other Events

    On July 8, 2001, Anchor Gaming entered into an Agreement and Plan of Merger (the "Merger Agreement") with International Game Technology, a Nevada corporation ("IGT"), and NAC Corporation, a Nevada corporation and wholly-owned subsidiary of IGT ("Merger Sub").

    Pursuant to the Merger Agreement and subject to the terms and conditions thereof, Merger Sub will be merged with and into Anchor Gaming. Anchor Gaming will be the surviving corporation in the merger and become a wholly-owned subsidiary of IGT. Under the terms of the Merger Agreement, subject to a collar as described below, each share of Anchor Gaming's common stock will be exchanged at the effective time of the merger for one share of IGT's common stock (the "Exchange Ratio").

    The Merger Agreement contains a collar provision that operates as follows.

    If IGT's Share Value (as defined below) is from $50.00 to $75.00, inclusive, the Exchange Ratio will be one for one.

    If, alternatively, the Share Value is less than $50.00, Anchor Gaming will have the right to notify IGT in writing of its intention to terminate the Merger Agreement and in this event IGT will have the option in its sole and absolute discretion, but not the obligation, to adjust the Exchange Ratio to equal a fraction, the numerator of which is $50.00, and the denominator of which is the Share Value. If, in this case, IGT elects to make this adjustment, Anchor Gaming will be required to accept it. On the other hand, if the Share Value is less than $50.00 but Anchor Gaming does not notify IGT of its intention to terminate the Merger Agreement, the Exchange Ratio will remain one to one. For example, if the Share Value was $48.00, and Anchor Gaming delivered its termination notice to IGT under the terms of the Merger Agreement, IGT could, at its sole option, adjust the Exchange Ratio to 1.0417 ($50.00/$48.00), and Anchor Gaming shareholders would receive 1.0417 shares of IGT's common stock for each share of Anchor Gaming common stock held by them. If IGT elected not to adjust the Exchange Ratio, the Merger Agreement would terminate. If Anchor Gaming did not deliver a termination notice, the Exchange Ratio would remain at one to one.

    If, conversely, the Share Value exceeds $75.00, and IGT notifies Anchor Gaming in writing of its intention to terminate the Merger Agreement, Anchor Gaming will have the option in its sole and absolute discretion, but not the obligation, to adjust the Exchange Ratio to equal a fraction, the numerator of which is $75.00, and the denominator of which is the Share Value. If IGT does not notify Anchor Gaming of its intention to terminate the Merger Agreement, the Exchange Ratio will remain one to one. For example, if the Share Value was $77.00 and IGT delivered its termination notice to Anchor Gaming, Anchor Gaming could, at its sole option, adjust the Exchange Ratio to 0.9740 ($75.00/$77.00), and Anchor Gaming's shareholders would receive 0.9740 shares of IGT's common stock for each share of Anchor Gaming's common stock held by them. If Anchor Gaming elected not to adjust the Exchange Ratio, the Merger Agreement would terminate. If IGT did not deliver a termination notice, the Exchange Ratio would remain at one to one.

    The term "Share Value" as used in the Merger Agreement means an amount equal to the average closing price for IGT's common stock as reported on the New York Stock Exchange for the twenty (20) consecutive trading days ending on the third business day preceding the date of Anchor Gaming's Stockholders' Meeting, so long as the Closing Date (as defined in Section 1.2 of the Merger Agreement) occurs within five business days of Anchor Gaming's Stockholders' Meeting or, if the Closing Date is more than five business days after Anchor Gaming's Stockholders' Meeting, the date that is the third business day preceding the Closing Date. For example, if Anchor Gaming's Stockholders' Meeting is on a Wednesday and the Closing Date is less than five business days after that date, the last date of the measurement period would be the preceding Friday, assuming that each of the interim days and the Friday were business days.

    No fractional shares will be issued in the merger. Each shareholder of Anchor Gaming who would otherwise be eligible to receive a fractional share of IGT's common stock in the merger will receive instead a cash payment equal to the prorated value of such fractional share on the Closing Date as reported in The Wall Street Journal.

    A copy of the Merger Agreement is being filed as Exhibit 2 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

    Contemporaneously with the execution and delivery of the Merger Agreement, two of Anchor Gaming's shareholders, T.J. Matthews, its Chief Executive Officer, and Joe Murphy, its Chief Operating Officer—Gaming Operations, entered into Voting Agreements with IGT. The Board of Directors of Anchor Gaming authorized these Voting Agreements. Copies of the Voting Agreements are attached to this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of each Voting Agreement.

Item 7. Financial Statements and Exhibits

  (c)
  Exhibits

  2
  Agreement and Plan of Merger, dated as of July 8, 2001, by and among International Game Technology, NAC Corporation and Anchor Gaming.

  10.1
  Voting Agreement, dated as of July 8, 2001, by and between International Game Technology and Thomas J. Matthews.

  10.2
  Voting Agreement, dated as of July 8, 2001, by and between International Game Technology and Joseph Murphy.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 10, 2001	ANCHOR GAMING
	By:	/s/ THOMAS J. MATTHEWS
	Name:	Thomas J. Matthews President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2	Agreement and Plan of Merger, dated as of July 8, 2001, by and among International Game Technology, NAC Corporation and Anchor Gaming.
10.1	Voting Agreement, dated as of July 8, 2001, by and between International Game Technology and Thomas J. Matthews.
10.2	Voting Agreement, dated as of July 8, 2001, by and between International Game Technology and Joseph Murphy.

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FORM 8-K
SIGNATURES
INDEX TO EXHIBITS